Exhibit 99.1

Amendment No. 6 to Receivables Purchase Agreement

This AMENDMENT NO. 6 TO RECEIVABLES PURCHASE AGREEMENT, dated as of November 24, 2004 (this “Amendment Agreement”), is made by and among Legacy Receivables LLC (the “Seller”), CAFCO, LLC (“CAFCO”), CIESCO, LLC (“CIESCO”), Citibank, N.A. (“Citibank”), Citicorp North America, Inc., as agent (the “Agent”) for the Investors and the Banks (each as defined in the Agreement referred to below), Electronic Data Systems Corporation (“EDS”), and EDS Information Services L.L.C. (the “Originator”).

Preliminary Statements. (1) The Seller, CAFCO, CIESCO, Citibank, the Agent, EDS and the Originator are parties to a Receivables Purchase Agreement, dated as of December 27, 2002, as amended as of January 1, 2003, as of June 30, 2003, as of December 26, 2003, as of March 5, 2004 and as of April 5, 2004 (the “Agreement”; capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Agreement).

(2) The Seller, CAFCO, CIESCO, Citibank, the Agent, EDS and the Originator have agreed to further amend the Agreement.

NOW, THEREFORE, the parties agree as follows:

SECTION 1. Amendments to Section 1.01 of the Agreement. Upon effectiveness of this Amendment Agreement in accordance with Section 3, Section 1.01 of the Agreement is amended as follows:

(a) The definition of “Commitment Termination Date” is amended by deleting the date December 24, 2004 in clause (a) thereof and substituting therefor the date December 23, 2005.

(b) The definition of “Consolidated EBITDA” is amended in its entirety to read as follows:

“‘Consolidated EBITDA’ means, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) Consolidated Interest Expense for such period, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation, amortization and deferred cost charges for such period (including any accelerated deferred cost charges taken in such period), (iv) any extraordinary non-cash charges for such period recognized in accordance with GAAP, (v) any nonrecurring expenses or charges for such period (not to exceed $300,000,000 in the aggregate from and after September 29, 2004), (vi) any non-cash nonrecurring expense relating to the transfer of pension liability to certain persons in connection with the termination of the services contract between an EDS Subsidiary and the United Kingdom Government’s Inland Revenue Department for such period, (vii) all cash and non-cash charges relating to investments in aircraft leases for such period (not to exceed $150,000,000 in the aggregate from and after September 29, 2004), (viii) any non-cash compensation arising from any grant of stock options or other equity based awards and (ix) any losses recognized in such period from any marking to market of any Swap Agreement minus (b) without duplication and to the extent included in determining such Consolidated Net Income, (i) any extraordinary gains for such period and (ii) any gains recognized in such period from any marking to market of any Swap Agreement, all determined on a consolidated basis in accordance with GAAP. For purposes of calculating Consolidated EBITDA for any period (each, a ‘Reference Period’) in connection with a determination of the Leverage Ratio for such period, if during such Reference Period (or, in the case of pro forma calculations, during the period from the last day of such Reference Period to and including the date as of which such calculation is made) EDS or any EDS Subsidiary shall have made a Material Disposition or Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Disposition or Material Acquisition occurred on the first day of such Reference Period (with the Reference Period for the purposes of pro forma calculations being the most recent period of four consecutive fiscal quarters for which the relevant financial information is available), provided that such pro forma calculations for a Material Acquisition or Material Disposition shall not give effect to operating expense reductions and other cost savings other than operating expense reductions and other cost savings actually realized in connection with such Material Acquisition or Material Disposition. As used in this definition, ‘Material Acquisition’ means any acquisition or series of related acquisitions that involves consideration (including any non-cash consideration) with a fair market value in excess of $100,000,000; and ‘Material Disposition’ means any disposition of property or series of related dispositions of property that involves consideration (including any non-cash consideration) with a fair market value in excess of $100,000,000.”

(c)	The definition of “Equity Interests” is amended in its entirety to read as follows:

“‘Equity Interests’ means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights issued by such Person entitling the holder thereof to purchase or acquire any such equity interest.”

(d)	The definition of “FELINE PRIDES” is deleted in its entirety.

(e)	The definition of “GAAP” is amended in its entirety to read as follows:

“‘GAAP’ means all applicable generally accepted accounting principles of the Accounting Principles Board of the American Institute of Certified Public Accountants and the Financial Accounting Standards Board which are applicable as of the date or for the period in question.”

(f)	The definition of “Guarantee” is amended in its entirety to read as follows:

“‘Guarantee’ of or by any Person (the ‘guarantor’) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other financial obligation of any other Person (the ‘primary obligor’) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit (except, in the case of performance letters of credit, to the extent no drawings have been made thereunder) or bank guaranties (except, in the case of bank guaranties of performance, to the extent no drawings have been made thereunder) issued to support such Indebtedness or obligation, provided, that the term “Guarantee” shall not include (x) endorsements for collection or deposit in the ordinary course of business and (y) guarantees by a guarantor of obligations of any EDS Subsidiary directly or indirectly wholly owned by EDS arising pursuant to operating leases (other than Synthetic Leases) of such EDS Subsidiary.”

(g)	The definition of “Indebtedness” is amended in its entirety to read as follows:

“‘Indebtedness’ of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, other than payments of amounts made to such Person under the terms of any customer contract (entered into in the ordinary course) made in prepayment for services to be rendered under such contract or otherwise made prior to the period in which such Person recognizes such payments as revenue in accordance with GAAP, and provided that such payments are treated as deferred revenues on a balance sheet of such Person in accordance with GAAP, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Adverse Claim on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others (including pursuant to any Synthetic Lease or similar arrangement), (h) all Capital Lease Obligations and Synthetic Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit (except, in the case of performance letters of credit, to the extent no drawings have been made thereunder) and bank guaranties (except, in the case of bank guaranties of performance, to the extent no drawings have been made thereunder), (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (k) all Receivables Financing Debt of such Person. The Indebtedness of any Person shall (a) include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor, (b) subject to the proviso to the definition of ‘Customer Finance Transaction’, exclude any Indebtedness of such Person arising in connection with a Customer Finance Transaction and (c) exclude, for the avoidance of doubt, all obligations of such Person in respect of operating leases (other than Synthetic Leases) of such Person.”

(h)	The definition of “Minimum Net Worth” is amended in its entirety to read as follows:

“‘Minimum Net Worth’ means, as of any date of determination, the sum of (a) $6,083,453,000 plus (b) 50 percent of the Consolidated Net Income for each fiscal quarter ending after June 30, 2004 for which Consolidated Net Income is a positive amount plus (c) 80 percent of the amount by which Net Worth is increased as a result of any issuances of Equity Interests by EDS and the EDS Subsidiaries after September 29, 2004 (including (x) any issuances of Equity Interests by EDS and the EDS Subsidiaries in exchange for or upon conversion into Equity Interests in EDS or any of the EDS Subsidiaries of Indebtedness of any Person, and (y) any issuances upon exercises of any options or warrants to purchase Equity Interests in EDS or any EDS Subsidiary) minus (d) 50 percent of the aggregate amount of any nonrecurring expenses or charges (not to exceed $300,000,000 in the aggregate after September 29, 2004) taken or incurred on or after September 30, 2004.”

(i) The definition of “Permitted Receivables Financing” is amended in its entirety to read as follows:

“‘Permitted Receivables Financing’ means financing arrangements (including those arrangements referred to in this Agreement) pursuant to which EDS or one or more of the EDS Subsidiaries (or a combination thereof) realizes cash proceeds in respect of Financed Receivables and Financed Receivable Related Security by selling or otherwise transferring such Financed Receivables and Financed Receivable Related Security (on a non-recourse basis, other than Standard Securitization Undertakings) to one or more Receivables Subsidiaries, and such Receivables Subsidiary or Receivables Subsidiaries realize cash proceeds in respect of such Financed Receivables and Financed Receivable Related Security pursuant to a revolving committed financing arrangement, provided that, with respect to any such financing arrangements other than those referred to in this Agreement, (a) EDS shall deliver to the Agent copies of all documentation entered into in connection with any such financing arrangements to the extent not otherwise delivered to the Agent and (b) EDS represents, in a certificate of the Chief Financial Officer, Treasurer or Assistant Treasurer of EDS delivered to the Agent, that the terms and conditions of such financing arrangements are customary for accounts receivable securitization financings (which representation may be based on advice of EDS’s advisors to the extent EDS has no reason to believe that such financing arrangements are not customary for accounts receivable securitization financings).”

(j)	The definition of “Post 9/30/03 One-Time Charges” is deleted in its entirety.

(k)	A new definition of “Swap Agreement” is added to read in its entirety as follows:

“‘Swap Agreement’ means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of EDS or EDS Subsidiaries shall be a Swap Agreement.”

(l)	The definition of “Total Indebtedness is amended in its entirety to read as follows:

“‘Total Indebtedness’ means, as of any date, the sum, without duplication, of (i) the aggregate principal amount of Indebtedness of EDS and the EDS Subsidiaries outstanding as of such date, in the amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP, (ii) the aggregate principal amount of indebtedness outstanding as of such date of Persons other than of EDS and the EDS Subsidiaries, in the amount that would be reflected on a balance sheet of any such Person prepared as of such date on a consolidated basis in accordance with GAAP, to the extent Guaranteed by EDS or any EDS Subsidiaries, (iii) all Capital Lease Obligations and Synthetic Lease Obligations of EDS and the EDS Subsidiaries, determined on a consolidated basis, as of such date, (iv) all obligations, contingent or otherwise, of EDS and the EDS Subsidiaries as account parties in respect of letters of credit (except, in the case of performance letters of credit, to the extent no drawings have been made thereunder) and bank guaranties (except, in the case of bank guaranties of performance, to the extent no drawings have been made thereunder) and (v) all Receivables Financing Debt as of such date.”

SECTION 2. Other Amendment to the Agreement. Upon effectiveness of the Amendment Agreement in accordance with Section 3, the Agreement is further amended by amending Section 7.01(m) in its entirety to read as follows:

“(m) (i) Net Worth shall at any time be less than the Minimum Net Worth, (ii) the Leverage Ratio shall at any time (A) from July 1, 2004 to and including June 30, 2005, exceed 2.50 to 1.00, (B) from July 1, 2005 to and including December 31, 2005, exceed 2.25 to 1.00 and (C) from January 1, 2006 and thereafter, exceed 2.00 to 1.00 or (iii) the ratio of (A) the difference between (1) Consolidated EBITDAR for any period of four consecutive fiscal quarters ending on any date during any period set forth in clauses (X), (Y) and (Z) below and (2) Capital Expenditures for such period to (B) Consolidated Fixed Charges for such period shall be less than (X) for the period from July 1, 2004 to and including June 30, 2005, 1.10 to 1.00, (Y) for the period from July 1, 2005 to and including December 31, 2005, 1.15 to 1.00 and (Z) for the period from January 1, 2006 and thereafter, 1.25 to 1.00.”

SECTION 3. Effectiveness. This Amendment Agreement shall become effective as of the date hereof at such time that executed counterparts of this Amendment Agreement have been delivered by each party hereto to the other parties hereto.

SECTION 4. Representations and Warranties. Each of the Seller and the Collection Agent makes each of the representations and warranties contained in Section 4.01 and Section 4.02, respectively, of the Agreement (after giving effect to this Amendment Agreement).

SECTION 5. Confirmation of Undertakings. EDS confirms and agrees that, notwithstanding the effectiveness of this Amendment Agreement, the Undertakings heretofore executed and delivered by it are, and shall continue to be, in full force and effect and shall apply to the Agreement as amended by this Amendment Agreement, and the Undertakings are hereby ratified and confirmed.

SECTION 6. Confirmation of Agreement. Each reference in the Agreement to “this Agreement” or “the Agreement” shall mean the Agreement as amended by this Amendment Agreement, and as hereafter amended or restated. Except as herein expressly amended, the Agreement is ratified and confirmed in all respects and shall remain in full force and effect in accordance with its terms.

SECTION 7. Costs and Expenses. The Seller agrees to pay on demand all reasonable costs and expenses in connection with the preparation, execution and delivery of this Amendment Agreement and any other documents to be delivered hereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Agent, the Investors and the Banks with respect thereto.

SECTION 8. GOVERNING LAW. THIS AMENDMENT AGREEMENT SHALL, IN ACCORDANCE WITH SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD CALL FOR THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

SECTION 9. Execution in Counterparts. This Amendment Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Amendment Agreement.

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IN WITNESS WHEREOF, the parties have caused this Amendment Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

LEGACY RECEIVABLES LLC

By:		Anthony Glasby
Title:		Assistant Treasurer

CAFCO, LLC

By:		Citicorp North America, Inc.,
as Attorney-in-Fact

	By:	Kimberly A. Conyngham
Vice President

CIESCO, LLC

By:		Citicorp North America, Inc., as Attorney-in-Fact

	By:	Kimberly A. Conyngham
Vice President

CITICORP NORTH AMERICA, INC., as agent

By:		Kimberly A. Conyngham
Vice President

CITIBANK, N.A.

By:		Kimberly A. Conyngham
Vice President

ELECTRONIC DATA SYSTEMS CORPORATION

By:		Anthony Glasby
Title:		Assistant Treasurer

EDS INFORMATION SERVICES L.L.C.

By:		Anthony Glasby
Title:		Assistant Treasurer